SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

JOHNSON OUTDOORS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

Filed by Johnson Outdoors Inc.

        On March 8, 2005, Johnson Outdoors Inc. (the “Company”) issued to employees of the Company an e-mail notice (the “Notice”) relating to special meeting of the Company’s shareholders to be held March 22, 2005 to consider the Agreement and Plan of Merger providing for the merger of JO Acquisition Corp., a Wisconsin corporation, with and into the Company. Under the terms of the proposed merger, public shareholders of Johnson Outdoors would receive cash for their shares, and the members of the Johnson family would acquire 100% ownership of Johnson Outdoors. A copy of the Notice follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

PLEASE NOTE AN ADDITIONAL MATTER REGARDING PROXIES: Our proxy solicitation firm, Innisfree, will continue to send proxy mailings to all shareholders who have not voted up and until the March 22nd meeting. The timing of when you vote and when Innisfree checks their records to generate another mailing could result in you receiving an additional mailing even though you have voted. As example, if you mailed your proxy on March 3rd or 4th , 2005 and March 4th was a date that Innisfree is checking their records to generate another mailing, you will receive another proxy even though you have voted.

If you know you have voted you should disregard the additional mailing. If you are uncertain as to whether you have voted, you should vote again as Innisfree’s record keeping will only allow one vote per proxy

Kevin